NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

November 22, 2004

Vice President-Finance & CFO

(620) 663-5551

larry.sayre@collinsind.com

Collins Reports Fourth Quarter and Fiscal Year Results and Improved Sales Backlog

Hutchinson, Kansas, November 22, 2004 ...........Collins Industries, Inc. (Nasdaq: “COLL”) today reported operating results for its fourth quarter and fiscal year 2004 which ended October 31.  Net income for the quarter ended October 31, 2004 was $1,060,849 ($.17 per share - diluted) compared to $1,019,846 ($.15 per share - diluted) in the same period last year.  This increase resulted from higher profit contributions from bus products and terminal trucks/road construction equipment products and a gain from the sale of property located in Evergreen, Alabama. These increases were partially offset by lower profit contributions from ambulance products.  The increase in diluted earnings per share for the quarter and year ended October 31, 2004 was partially impacted by the Company’s purchase of approximately 14% of its then-outstanding common stock in December, 2003.

Sales for the quarter ended October 31, 2004 were $58,040,493 compared to $57,650,292 for the same period in fiscal 2003.  This sales increase principally resulted from higher sales of bus products and terminal truck/road construction products with a corresponding decrease in ambulance products.

Net income for fiscal 2004 increased 58% to $2,484,322 ($.40 per share - diluted) compared to $1,574,953 ($.23 per share - diluted) for fiscal 2003.   This increase was principally due to higher profit contributions from terminal truck/road construction products as well as higher profit contributions from bus products and included gains of $292,000 ($.05 per share – diluted) from the sale of properties in the first and fourth quarter.  These increases were partially offset by the impact of lower profit contributions from ambulance products.

Sales increased 2% to $208,215,397 in fiscal 2004 compared to $204,647,364 in fiscal 2003.  Sales for the year ended October 31, 2004 increased principally as a result of stronger sales of bus and terminal truck/road construction products and were partially offset by customer supplied bus chassis and sales of ambulance products.

The Company’s sales backlog at October 31, 2004 increased by 47% over the same period last year to $68.5 million compared to $46.7 million at October 31, 2003.   Sales backlogs increased across all product lines at October 31, 2004 with the terminal truck/road construction products accounting for the majority of the increase.

(1)

Donald Lynn Collins, President and CEO said, “Fiscal year 2004 was a marked improvement over that of 2003, however, there were still signs of a sluggish replenishment of funding for school districts and municipalities, as well as state budgets.” He added, “We believe there is still room for improvement in fiscal 2005 and we look forward to the resurgence of fleet replacements in a meaningful way for bus and ambulance products in the future.”

The Company also announced today that it plans to increase and declare its thirty-second consecutive regular quarterly cash dividend. The dividend will be $.04 per share (previously $.03-1/2 per share), paid to shareholders of record of December 8, 2004 and will be payable on December 15, 2004.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, changes in funds budgeted by Federal, state and local governments, the availability of key raw materials, components and chassis, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and  other risks as  indicated in the Company’s filings with the Securities and Exchange Commission.   The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

(2)

Financial Summary

(In thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	(Unaudited)

	2004	2003	2004	2003

Sales	$58,040	$57,650	$208,215	$204,647

Income before income taxes	$1,711	$1,630	$4,004	$2,535

Income tax expense	650	610	1,520	960

Net income	$1,061	$1,020	$2,484	$1,575

Earnings per share:
Basic	$0.18	$0.15	$0.43	$0.24

Diluted	$0.17	$0.15	$0.40	$0.23

Weighted average outstanding
common and common
equivalent shares:
Basic	5,770,243	6,715,468	5,824,451	6,663,471

Diluted	6,175,305	6,931,819	6,211,112	6,855,955

(3)